Press Release

For Media:     Danielle Rhoades Ha, 212-556-8719; danielle.rhoades-ha@nytimes.com

For Investors:     Harlan Toplitzky, 212-556-7775; harlan.toplitzky@nytimes.com

             This press release can be downloaded from www.nytco.com

The New York Times Company Reports 2021 Fourth-Quarter and Full-Year Results
Targets at least 15 million subscribers by year-end 2027,
completes acquisition of The Athletic, and
announces dividend increase and new share repurchase program
NEW YORK, February 2, 2022 – The New York Times Company (NYSE: NYT) announced today fourth-quarter 2021 diluted earnings per share from continuing operations of $.41 compared with $.06 in the same period of 2020. Adjusted diluted earnings per share from continuing operations (defined below) was $.43 in the fourth quarter of 2021 compared with $.40 in the fourth quarter of 2020.
Operating profit increased to $94.1 million in the fourth quarter of 2021 from $80.5 million in the same period of 2020 and adjusted operating profit (defined below) increased to $109.3 million from $97.7 million in the prior year, as higher advertising, subscription and other revenues more than offset higher costs.
Meredith Kopit Levien, president and chief executive officer, The New York Times Company, said, “Our performance in 2021 demonstrated the power of our digital-first, subscription-first approach as we posted our second-best year ever for net subscription additions and strongest operating profit and adjusted operating profit in many years, which was a result of our consistent strategy and focus. Since we launched our current strategy in 2015, we’ve been investing steadily into a once-in-a-generation opportunity to pioneer the development of a large and growing news and information market at a time when habits are up for grabs. Our priority from here is to continue this momentum by further penetrating our growing total addressable market and leveraging both our unique platform and the deliberate investments we’ve made in our journalism, technology, and adjacent products to build a larger and more profitable New York Times Company. For the third time in six years, we are setting a new, more ambitious target as we pursue the next phase in our growth journey.
“Our latest audience research suggests there are now at least 135 million adults worldwide who are paying or willing to pay for one or more subscriptions to English-language news, sports coverage, puzzles, recipes, or expert shopping advice. This large and growing addressable market, combined with our unique platform, gives us great confidence in our ability to continue to grow.”
In the fourth quarter, the Company posted 375,000 net new digital subscriptions, 171,000 of which came from News. The Company also reported that it achieved $2 billion in annual revenue for the first time since 2012.
Kopit Levien also announced today that with the acquisition of The Athletic, the Company surpassed 10 million subscriptions, well ahead of its stated goal of reaching that milestone by 2025. Separate and apart from The Athletic, the Company believes it would have reached this target well before 2025 on an organic basis.
To further penetrate the market, the Company is focused on becoming the essential subscription for every English-speaking person seeking to understand and engage with the world. That entails continuing to provide the highest quality, expert journalism on the broadest range of subjects while also meeting major daily needs around people’s lives and passions. The Company plans to increasingly promote a high-value New York Times bundled digital subscription, and has set a new goal of at least 15 million total subscribers to The Times by year-end 2027, a number that would be larger if expressed in individual subscriptions. With this, the Company will begin reporting the number of unique subscribers in the first quarter, while continuing to also report on individual subscription growth.

Comparisons
Unless otherwise noted, all comparisons are for the fourth quarter of 2021 to the fourth quarter of 2020.
Given the impact of the Covid-19 pandemic on our business in 2020, we believe that certain comparisons of our operating results in 2021 to 2019 provide useful context for our 2021 results, and have provided those comparisons in the below commentary and the Supplemental Financial Information section.
For comparability, certain prior-year amounts have been reclassified to conform with the current period presentation.
This release presents certain non-GAAP financial measures, including diluted earnings per share from continuing operations excluding severance, non-operating retirement costs and special items (or adjusted diluted earnings per share from continuing operations); operating profit before depreciation, amortization, severance, multiemployer pension plan withdrawal costs and special items (or adjusted operating profit, and as divided by revenues, adjusted operating profit margin); and operating costs before depreciation, amortization, severance and multiemployer pension plan withdrawal costs (or adjusted operating costs). Refer to Reconciliation of Non-GAAP Information in the exhibits for a discussion of management’s reasons for the presentation of these non-GAAP financial measures and reconciliations to the most comparable GAAP financial measures.
There were no special items in the fourth quarter of 2021.
Fourth-quarter 2020 results included the following special items:
•A $5 million gain ($3.1 million or $0.02 per share after tax and net of noncontrolling interest) reflecting our proportionate share of a distribution from the sale of assets by Madison Paper Industries (“Madison”), in which the Company has an investment through a subsidiary.
•$80.6 million in pension settlement charges ($58.9 million after tax or $0.35 per share) in connection with the transfer of certain pension benefit obligations to an insurer.

Results from Continuing Operations
Revenues
Total revenues for the fourth quarter of 2021 increased 16.7 percent to $594.2 million from $509.4 million in the fourth quarter of 2020. Subscription revenues increased 11.2 percent to $351.2 million, advertising revenues increased 26.9 percent to $176.8 million and other revenues increased 22.1 percent to $66.3 million. Compared with the fourth quarter of 2019, total revenues increased 16.9 percent, as subscription revenues increased 27.6 percent, advertising revenues increased 3.2 percent and other revenues increased 7.3 percent.
Subscription revenues in the fourth quarter of 2021 rose primarily due to growth in the number of subscriptions to the Company’s digital-only products, which include our News product as well as our Games, Cooking, Audm and Wirecutter (to which a subscription option was launched during the third quarter of 2021) products (“other digital-only products”), and a benefit from subscriptions graduating to higher prices from introductory promotional pricing. Subscription revenue from digital-only products increased 23.1 percent, to $205.5 million. Print subscription revenues decreased 2.1 percent to $145.7 million, largely due to lower single-copy revenue, as well as lower domestic home delivery revenue, which declined 1.0 percent. Compared with the fourth quarter of 2019, subscription revenue from digital-only products increased 68.3 percent, largely due to growth in the number of subscriptions to the Company’s digital-only products, while print subscription revenues declined 4.9 percent due to lower single-copy revenue, which was partially offset by a 1.1 percent increase in revenue from our domestic home delivery subscription products.
The Company ended the fourth quarter of 2021 with approximately 7.6 million paid subscribers with approximately 8,789,000 paid subscriptions across its print and digital products. Of the 7.6 million subscribers, 6.8 million were paid digital subscribers with 8,005,000 paid digital-only subscriptions, a net increase of 375,000 subscriptions compared with the end of the third quarter of 2021 and a net increase of 1,273,000 subscriptions compared with the end of the fourth quarter of 2020. Of the 375,000 total subscription net additions, 171,000 came from the Company’s digital news product, while 204,000 came from the Company’s other digital-only products.
Fourth-quarter 2021 digital advertising revenue increased 23.3 percent and print advertising revenue increased 33.6 percent. Digital advertising revenue was $111.1 million, or 62.9 percent of total Company advertising revenues, compared with $90.1 million, or 64.7 percent, in the fourth quarter of 2020. Digital advertising revenue increased primarily as a result of higher direct-sold advertising, including traditional display and podcasts. Print advertising revenue increased primarily in the luxury and entertainment categories, which were more severely impacted by the Covid-19 pandemic in the fourth quarter of 2020. Compared with the fourth quarter of 2019, digital advertising revenue increased 20.5 percent as a result of higher direct-sold advertising, including traditional display and podcasts, partially offset by lower creative services revenues resulting from the closure of our HelloSociety and Fake Love digital marketing agencies, while print advertising revenue decreased 17.0 percent due to continued secular declines, further exacerbated by the Covid-19 pandemic.
Other revenues increased 22.1 percent in the fourth quarter of 2021, primarily as a result of revenue from live events, which were more severely impacted by the Covid-19 pandemic in the fourth quarter of 2020, as well as higher commercial printing and television series revenue. Compared with the fourth quarter of 2019, other revenue increased 7.3 percent, with higher Wirecutter affiliate referral revenues and licensing revenue more than offsetting lower television series revenues.

Operating Costs
Total operating costs increased 16.6 percent in the fourth quarter of 2021 to $500.1 million compared with $428.8 million in the fourth quarter of 2020, while adjusted operating costs increased 17.8 percent to $484.9 million from $411.7 million in the fourth quarter of 2020. Compared with the fourth quarter of 2019, total operating costs increased 16.2 percent, while adjusted operating costs increased 17.7 percent.
Cost of revenue increased 12.0 percent to $280.2 million compared with $250.3 million in the fourth quarter of 2020, largely due to growth in the number of employees who work in the newsroom and on our Games, Cooking, Audm and Wirecutter products, as well as higher advertising servicing costs, subscriber servicing costs, audio content production costs; and print production and distribution costs largely as a result of growth in commercial printing. Compared with the fourth quarter of 2019, cost of revenue increased 8.1 percent as a result of growth in the number of employees who work in the newsroom and on our Games, Cooking, Audm and Wirecutter products; as well as higher subscriber servicing and digital content delivery costs, partially offset by lower print production and distribution and advertising servicing costs.
Sales and marketing costs increased 50.0 percent to $97.5 million compared with $65.0 million in the fourth quarter of 2020 due to higher media expenses, a component of sales and marketing costs that represents the cost to promote our subscription business. Media expenses increased 66.1 percent to $67.1 million in the fourth quarter of 2021 from $40.4 million in 2020 largely as a result of higher brand marketing. Compared with the fourth quarter of 2019, sales and marketing costs increased 36.7 percent, largely due to higher media expenses, which were partially offset by lower advertising sales costs. Media expenses increased 58.4 percent compared with the fourth quarter of 2019.
Product development costs increased 12.3 percent to $41.6 million compared with $37.1 million in the fourth quarter of 2020, largely due to growth in the number of digital product development employees in connection with digital subscription strategic initiatives. Compared with the fourth quarter of 2019, product development costs increased 38.2 percent as a result of the factors listed above.
General and administrative costs increased 10.0 percent to $66.8 million compared with $60.8 million in the fourth quarter of 2020, largely due to a higher incentive compensation accrual, growth in the number of employees and higher consulting costs. Compared with the fourth quarter of 2019, general and administrative costs increased 22.2 percent largely due to a higher incentive compensation accrual and growth in the number of employees, primarily in the human resources and enterprise technology departments in support of employee growth in other areas.
Other Data

Interest Income and Other, net
Interest income and other, net in the fourth quarter of 2021 was $1.0 million compared with $3.2 million in the fourth quarter of 2020. The decrease was primarily a result of lower gains from non-marketable equity investments and lower dividend income from investments.

Income Taxes
The Company had income tax expense of $22.5 million in the fourth quarter of 2021 compared with an income tax benefit of $4.5 million in the fourth quarter of 2020. The increase in income tax expense was primarily due to a tax benefit from pension settlement charges in the fourth quarter of 2020. Excluding the tax benefit generated from the pension settlement charges in the fourth quarter of 2020, tax expense in the fourth quarter of 2021 exceeded tax expense in the fourth quarter of 2020 primarily due to higher income from continuing operations in the fourth quarter of 2021.

Liquidity
As of December 26, 2021, the Company had cash and marketable securities of $1.07 billion, an increase of $188 million from $882.0 million as of December 27, 2020. Approximately $550.0 million was used subsequent to the fiscal year end to fund the purchase price of The Athletic.

The Company has a $250.0 million revolving line of credit through 2024. As of December 26, 2021, there were no outstanding borrowings under the credit facility, and the Company did not have other outstanding debt.

Acquisition of The Athletic
On February 1, 2022, we completed the acquisition of The Athletic Media Company, a global digital subscription-based sports media business that provides national and local coverage of more than 200 clubs and teams in the U.S. and around the world, for an all-cash purchase price of $550 million, subject to customary closing adjustments. The purchase price was funded from cash on hand.

Dividends and New Share Repurchase Program
The Company’s Board of Directors declared a $.09 dividend per share on the Company’s Class A and Class B common stock, an increase of $.02 from the previous quarter. The dividend is payable on April 21, 2022, to shareholders of record as of the close of business on April 6, 2022.

The Board of Directors also approved a $150 million Class A stock repurchase program. Class A shares may be purchased from time to time as market conditions warrant, through open market purchases, privately negotiated transactions or other means, including Rule 10b5-1 trading plans. There is no expiration date with respect to this authorization. The new authorization replaces an existing authorization under which approximately $16.2 million remained.

Pension Obligations
As of December 26, 2021, our qualified pension plans had plan assets that were approximately $74 million above the present value of future benefits obligations, compared with approximately $36 million as of December 27, 2020. We made contributions of approximately $9 million to certain qualified pension plans in 2021. We expect to make contributions in 2022 to satisfy minimum funding requirements of approximately $10 million.

Capital Expenditures
Capital expenditures totaled approximately $9 million in the fourth quarter of 2021 compared with approximately $5 million in the fourth quarter of 2020. The increase in capital expenditures in 2021 was primarily driven by improvements in our headquarters building which are intended to address growth in the number of employees and to enhance technologies that support our transition to hybrid work with employees working both from the office and remotely.

Outlook
Below is the Company’s guidance for revenue and operating costs for the first quarter of 2022 compared to the first quarter of 2021, both including and excluding the impact of The Athletic, which will be consolidated in the results from yesterday’s closing or approximately two-thirds of the quarter:

	The New York Times Co (excluding The Athletic)	Impact from The Athletic	The New York Times Co (including The Athletic)

Digital-only subscription revenues	increase 18% - 21%	5 - 7 percentage points (pp)	increase 23% - 28%
Total subscription revenues	increase 9% - 11%	2 - 4 pp	increase 11% - 15%

Digital advertising revenues	increase 18% - 22%	approximately 2 pp	increase 20% - 24%
Total advertising revenues	increase 16% - 20%	approximately 1 pp	increase 17% - 21%

Other revenue	increase 15% - 20%	n/a	increase 15% - 20%

Operating costs	increase 13% - 15%	5 - 7 pp(1)	increase 18% - 22%(1)
Adjusted operating costs	increase 13% - 15%	5 - 7 pp	increase 18% - 22%
As reflected above, both operating costs and adjusted operating costs excluding The Athletic are expected to increase approximately 13 to 15 percent compared with the first quarter of 2021 as we continue investment into the drivers of digital subscription growth and compare against another quarter of low spending last year. The Company expects cost growth on our core business (excluding The Athletic) to slow considerably in the second half of 2022.
The Company estimates The Athletic had operating losses of approximately $55 million in 2021 on approximately $65 million in revenue, and currently forecasts a slight improvement in operating losses in 2022, as the Company plans to make additional investments that will mostly offset revenue growth.
The Company expects the following on a pre-tax basis in 2022 (including The Athletic):
•Depreciation and amortization: approximately $60 million,(1)
•Interest income and other, net: approximately $3 million to $5 million, and
•Capital expenditures: approximately $50 million.

The Company has adopted a change to its fiscal calendar and as a result, the Company’s 2022 fiscal year will end on December 31, 2022 and thereafter be the calendar year.

(1) Note that the purchase price allocation related to The Athletic has not been completed and therefore the related amortization is not included in this Outlook.

Conference Call Information
The Company’s fourth-quarter 2021 earnings conference call will be held on Wednesday, February 2, at 8:00 a.m. E.T.

A live webcast of the earnings conference call will be available at investors.nytco.com. Participants can pre-register for the telephone conference at dpregister.com/sreg/10162356/f016c69218, which will generate dial-in instructions allowing participants to bypass an operator at the time of the call. Alternatively, to access the call without pre-registration, dial 844-413-3940 (in the U.S.) or 412-858-5208 (international callers).

An archive of the webcast will be available beginning about two hours after the call at investors.nytco.com. The archive will be available for approximately three months. An audio replay will be available at 877-344-7529 (in the U.S.) and 412-317-0088 (international callers) beginning approximately two hours after the call until 11:59 p.m. E.T. on Wednesday, February 16. The replay access code is 5725167.
The New York Times Company (NYSE: NYT) is a trusted source of quality, independent journalism whose mission is to seek the truth and help people understand the world. With 10 million subscriptions across a diverse array of print and digital products — from news to cooking to games to sports — The Times has evolved from a local and regional news leader into a diversified media company with curious readers, listeners and viewers around the globe. Follow news about the company at NYTCo.com.
Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements relating to the potential benefits of the acquisition of The Athletic and its expected impact on the Company’s future performance. Terms such as “aim,” “anticipate,” “believe,” “confidence,” “contemplate,” “continue,” “conviction,” “could,” “drive,” “estimate,” “expect,” “forecast,” “future,” “goal,” “guidance,” “intend,” “likely,” “may,” “might,” “objective,” “opportunity,” “optimistic,” “outlook,” “plan,” “position,” “potential,” “predict,” “project,” “seek,” “should,” “strategy,” “target,” “will,” “would” or similar statements or variations of such words and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such terms. Forward-looking statements are based upon our current expectations, estimates and assumptions and involve risks and uncertainties that change over time; actual results could differ materially from those predicted by such forward-looking statements. These risks and uncertainties include, but are not limited to: the impact of the Covid-19 pandemic; significant competition in all aspects of our business; our ability to improve and scale our technical infrastructure and respond and adapt to changes in technology and consumer behavior; our ability to continue to retain and grow our subscriber base; numerous factors that affect our advertising revenues, including economic conditions, market dynamics, audience fragmentation, evolving digital advertising trends and the evolution of our strategy; damage to our brand or reputation; economic, geopolitical and other risks associated with the international scope of our business and foreign operations; our ability to attract and maintain a highly skilled and diverse workforce; adverse results from litigation or governmental investigations; risks associated with the recent acquisition of The Athletic, including, among others, those related to the integration of The Athletic into the Company, the Company’s ability to realize the anticipated benefits of the acquisition and the risks associated with its business and operations; the risks and challenges associated with investments we make in new and existing products and services, including The Athletic; risks associated with other acquisitions, divestitures, investments and other transactions; the effects of the fixed cost nature of significant portions of our expenses; the effects of the size and volatility of our pension plan obligations; liabilities that may result from our participation in multiemployer pension plans; the impact of labor negotiations and agreements; increases in the price of newsprint or significant disruptions in our newsprint supply chain or newspaper printing and distribution channels; security breaches and other network and information systems disruptions; our ability to comply with laws and regulations, including with respect to privacy, data protection and consumer marketing practices; payment processing risk; defects, delays or interruptions in the cloud-based hosting services we utilize; our ability to protect our intellectual property; claims of intellectual property infringement that we have been, and may be in the future be, subject to; the effects of restrictions on our operations as a result of the terms of our credit facility; our future access to capital markets and other financing options; and the concentration of control of our company due to our dual-class capital structure.
More information regarding these risks and uncertainties and other important factors that could cause actual results to differ materially from those in the forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 27, 2020, and subsequent filings. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
Exhibits:    Condensed Consolidated Statements of Operations
Footnotes
Supplemental Financial Information
Reconciliation of Non-GAAP Information

THE NEW YORK TIMES COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and shares in thousands, except per share data)
	Fourth Quarter			Twelve Months
	2021	2020	% Change	2021	2020	% Change
Revenues
Subscription(a)	$351,205	$315,795	11.2%	$1,362,115	$1,195,368	13.9%
Advertising(b)	176,759	139,270	26.9%	497,536	392,420	26.8%
Other(c)	66,268	54,293	22.1%	215,226	195,851	9.9%
Total revenues	594,232	509,358	16.7%	2,074,877	1,783,639	16.3%
Operating costs
Cost of revenue (excluding depreciation and amortization) (d)	280,235	250,250	12.0%	1,039,568	959,312	8.4%
Sales and marketing (d)	97,472	64,989	50.0%	294,947	228,993	28.8%
Product development (d)	41,591	37,050	12.3%	160,871	133,384	20.6%
General and administrative	66,846	60,767	10.0%	250,124	223,558	11.9%
Depreciation and amortization	13,973	15,768	(11.4)%	57,502	62,136	(7.5)%
Total operating costs	500,117	428,824	16.6%	1,803,012	1,607,383	12.2%
Lease termination charge(e)	—	—	—	3,831	—	*
Operating profit	94,115	80,534	16.9%	268,034	176,256	52.1%
Other components of net periodic benefit costs(f)	2,682	82,419	(96.7)%	10,478	89,154	(88.2)%
Gain from joint ventures(g)	—	5,000	*	—	5,000	*
Interest income and other, net(h)	992	3,153	(68.5)%	32,945	23,330	41.2%
Income from continuing operations before income taxes	92,425	6,268	*	290,501	115,432	*
Income tax expense/(benefit)	22,536	(4,475)	*	70,530	14,595	*
Net income	69,889	10,743	*	219,971	100,837	*
Net income attributable to the noncontrolling interest	—	(734)	*	—	(734)	*
Net income attributable to The New York Times Company common stockholders	$69,889	$10,009	*	$219,971	$100,103	*
Average number of common shares outstanding:
Basic	168,032	167,367	0.4%	167,929	166,973	0.6%
Diluted	168,649	168,197	0.3%	168,533	168,038	0.3%
Basic earnings per share attributable to The New York Times Company common stockholders	$0.42	$0.06	*	$1.31	$0.60	*
Diluted earnings per share attributable to The New York Times Company common stockholders	$0.41	$0.06	*	$1.31	$0.60	*
Dividends declared per share	$0.14	$0.06	*	$0.28	$0.24	16.7%
* Represents a change equal to or in excess of 100% or not meaningful.
See footnotes pages for additional information.

THE NEW YORK TIMES COMPANY
FOOTNOTES
(Amounts in thousands)

(a)	The following table summarizes digital and print subscription revenues for the fourth quarters and twelve months of 2021 and 2020:

		Fourth Quarter			Twelve Months
		2021	2020	% Change	2021	2020	% Change
	Digital-only subscription revenues:
	News product subscription revenues(1)	$183,431	$150,958	21.5%	$693,994	$543,578	27.7%
	Other digital-only product subscription revenues(2)	22,073	16,042	37.6%	79,888	54,702	46.0%
	Subtotal digital-only subscription revenues	205,504	167,000	23.1%	773,882	598,280	29.4%
	Print subscription revenues:
	Domestic home delivery subscription revenues(3)	130,994	132,350	(1.0)%	529,039	528,970	—
	Single-copy, NYT International and other subscription revenues(4)	14,707	16,445	(10.6)%	59,194	68,118	(13.1)%
	Subtotal print subscription revenues	145,701	148,795	(2.1)%	588,233	597,088	(1.5)%
	Total subscription revenues	$351,205	$315,795	11.2%	$1,362,115	$1,195,368	13.9%

(1) Includes revenues from subscriptions to the Company’s news product. News product subscription packages that include access to the Company’s Games, Cooking and Wirecutter products are also included in this category.

(2) Includes revenues from standalone subscriptions to the Company’s Games, Cooking, Audm and Wirecutter products (“other digital-only products”). During the third quarter of 2021, the Company launched a Wirecutter subscription option.

	(3) Includes access to digital news, Games, Cooking and Wirecutter products.
	(4) NYT International is the international edition of our print newspaper.

The following table summarizes digital and print subscriptions as of the end of 2021 and 2020:

	Fourth Quarter
	2021	2020	% Change
Digital-only subscriptions:
News product subscriptions(1)(2)	5,867	5,132	14.3%
Other digital-only product subscriptions(3)	2,138	1,600	33.6%
Subtotal digital-only subscriptions	8,005	6,732	18.9%
Print subscriptions	784	833	(5.9)%
Total subscriptions	8,789	7,565	16.2%

(1) Includes subscriptions to the Company’s news product. News product subscription packages that include access to the Company’s Games, Cooking and Wirecutter products are also included in this category.

(2) The number of paid digital-only subscriptions includes estimated group corporate and group education subscriptions (which collectively represent approximately 5% of total paid digital subscriptions to our news products in 2021). We calculate this estimate using the value of the relevant contract and a discounted subscription rate. The actual number of users who have access to our products through group subscriptions is substantially higher. In the fourth quarter of 2021, we updated the discounted subscription rate used in order to bring it in line with our current digital subscription pricing model. For comparison purposes, we recast news product subscriptions in prior periods using the updated methodology, and this resulted in approximately 42,000 additional group corporate and group education subscriptions in the fourth quarter of 2020. There is no impact to subscription revenue as a result of this change.

(3) Includes standalone subscriptions to the Company’s other digital-only products.

We believe that the significant growth over the last several years in subscriptions to The Times’s products demonstrates the success of our “subscription-first” strategy and the willingness of our readers to pay for high-quality journalism. The following charts illustrate the growth in net digital-only subscriptions and corresponding subscription revenues as well as the relative stability of our print domestic home delivery subscription products since the launch of the digital pay model in 2011.

Subscriptions (1)
(millions)
Print-based bundles (2)
Digital-only News
Digital-only Other
1.5
.4
1.1
1.7
.6
1.1
1.9
.8
1.1
2.1
.1
.9
1.1
2.3
.2
1.1
1.0
2.8
.2
1.6
1.0
3.6
.4
2.2
1.0
4.2
.6
2.7
.9
5.3
1.0
3.4
.9
7.6
1.6
5.1
.8
8.8
2.1
5.9
.8
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020
2021
As of the Period End

(1) Amounts may not add due to rounding.
(2) Includes access to some of our digital products.
(3) Print Other includes single-copy, NYT International and other subscription revenues.
Note: Revenues for 2012 and 2017 include the impact of an additional week.

THE NEW YORK TIMES COMPANY
FOOTNOTES
(Amounts in thousands)

(b)	The following table summarizes digital and print advertising revenues for the fourth quarters and twelve months of 2021 and 2020:

		Fourth Quarter			Twelve Months
		2021	2020	% Change	2021	2020	% Change
	Advertising revenues:
	Digital	$111,144	$90,141	23.3%	$308,616	$228,594	35.0%
	Print	65,615	49,129	33.6%	188,920	163,826	15.3%
	Total advertising	$176,759	$139,270	26.9%	$497,536	$392,420	26.8%

(c)	Other revenues primarily consist of revenues from licensing, Wirecutter affiliate referrals, commercial printing, the leasing of floors in the Company headquarters, retail commerce, television and film, our student subscription sponsorship program and our live events business. Digital other revenues, which consist primarily of Wirecutter affiliate referral revenue, digital licensing revenue, and television and film revenue, totaled $33.7 million and $111.4 million for the fourth quarter and full year 2021, respectively.

(d)	The Company reclassified certain expenses in the prior periods to conform with the current period presentation.

(e)	In the second quarter of 2021, the Company recorded a $3.8 million charge resulting from the termination of a tenant’s lease in our headquarters building.

(f)	In the fourth quarter of 2020, the Company recorded pension settlement charges of $80.6 million in connection with the transfer of certain pension benefit obligations to insurers.

(g)	In the fourth quarter of 2020, the Company recorded a $5.0 million gain from joint ventures reflecting our proportionate share of a distribution from Madison.

(h)	In the third quarter of 2021 and the first quarter of 2020, the Company recorded a $27.2 million gain and a $10.1 million gain, respectively, related to non-marketable equity investment transactions.

THE NEW YORK TIMES COMPANY
SUPPLEMENTAL FINANCIAL INFORMATION
(Amounts in thousands)

Given the impact of the Covid-19 pandemic on our business in 2020, we believe that certain comparisons of our operating results in 2021 to 2019 provide useful context for our 2021 results, and have provided those comparisons in the below supplemental tables.

	Fourth Quarter
	2021	2020	2021 vs 2020 % Change	2019	2021 vs 2019 % Change
Revenues
Digital	$205,504	$167,000	23.1%	$122,094	68.3%
Print	145,701	148,795	(2.1)%	153,189	(4.9)%
Subscription revenues	351,205	315,795	11.2%	275,283	27.6%
Digital	111,144	90,141	23.3%	92,232	20.5%
Print	65,615	49,129	33.6%	79,066	(17.0)%
Advertising revenues	176,759	139,270	26.9%	171,298	3.2%
Other revenues	66,268	54,293	22.1%	61,782	7.3%
Total revenues	594,232	509,358	16.7%	508,363	16.9%
Operating costs
Cost of revenue (excluding depreciation and amortization) (1)	280,235	250,250	12.0%	259,143	8.1%
Sales and marketing (1)	97,472	64,989	50.0%	71,323	36.7%
Product development (1)	41,591	37,050	12.3%	30,095	38.2%
General and administrative	66,846	60,767	10.0%	54,724	22.2%
Depreciation and amortization	13,973	15,768	(11.4)%	15,113	(7.5)%
Total operating costs	500,117	428,824	16.6%	430,398	16.2%
Operating profit	$94,115	$80,534	16.9%	$77,965	20.7%

(1) The Company reclassified certain expenses in the prior periods to conform with the current period presentation.

THE NEW YORK TIMES COMPANY
SUPPLEMENTAL FINANCIAL INFORMATION
(Amounts in thousands)

	Twelve Months
	2021	2020	2021 vs 2020 % Change	2019	2021 vs 2019 % Change
Revenues
Digital	$773,882	$598,280	29.4%	$460,452	68.1%
Print	588,233	597,088	(1.5)%	623,399	(5.6)%
Subscription revenues	1,362,115	1,195,368	13.9%	1,083,851	25.7%
Digital	308,616	228,594	35.0%	260,454	18.5%
Print	188,920	163,826	15.3%	270,224	(30.1)%
Advertising revenues	497,536	392,420	26.8%	530,678	(6.2)%
Other revenues	215,226	195,851	9.9%	197,655	8.9%
Total revenues	2,074,877	1,783,639	16.3%	1,812,184	14.5%
Operating costs
Cost of revenue (excluding depreciation and amortization) (1)	1,039,568	959,312	8.4%	988,159	5.2%
Sales and marketing (1)	294,947	228,993	28.8%	272,626	8.2%
Product development (1)	160,871	133,384	20.6%	106,415	51.2%
General and administrative	250,124	223,558	11.9%	206,778	21.0%
Depreciation and amortization	57,502	62,136	(7.5)%	60,661	(5.2)%
Total operating costs	1,803,012	1,607,383	12.2%	1,634,639	10.3%
Lease termination charge (2)	3,831	—	*	—	*
Restructuring charge (3)	—	—	—	4,008	*
Gain from pension liability adjustment (4)	—	—	—	(2,045)	*
Operating profit	$268,034	$176,256	52.1%	$175,582	52.7%

(1) The Company reclassified certain expenses in the prior periods to conform with the current period presentation.
(2) In the second quarter of 2021, the Company recorded a $3.8 million charge resulting from the termination of a tenant’s lease in our headquarters building.
(3) In the third quarter of 2019, the Company recognized $4.0 million of pre-tax expense related to restructuring charges, including impairment and severance charges related to the closure of our digital marketing agency, HelloSociety, LLC.

(4) In the third quarter of 2019, the Company recorded a gain of $2.0 million from a multiemployer pension plan liability adjustment.
* Represents a change equal to or in excess of 100% or not meaningful.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION

In this release, the Company has referred to non-GAAP financial information with respect to diluted earnings per share from continuing operations excluding severance, non-operating retirement costs and special items (or adjusted diluted earnings per share from continuing operations); operating profit before depreciation, amortization, severance, multiemployer pension plan withdrawal costs and special items (or adjusted operating profit, and as divided by revenues, adjusted operating profit margin); and operating costs before depreciation, amortization, severance and multiemployer pension withdrawal costs (or adjusted operating costs). The Company has included these non-GAAP financial measures because management reviews them on a regular basis and uses them to evaluate and manage the performance of the Company’s operations. Management believes that, for the reasons outlined below, these non-GAAP financial measures provide useful information to investors as a supplement to reported diluted earnings/(loss) per share from continuing operations, operating profit/(loss) and operating costs. However, these measures should be evaluated only in conjunction with the comparable GAAP financial measures and should not be viewed as alternative or superior measures of GAAP results.
Adjusted diluted earnings per share provides useful information in evaluating the Company’s period-to-period performance because it eliminates items that the Company does not consider to be indicative of earnings from ongoing operating activities. Adjusted operating profit (and adjusted operating profit margin) is useful in evaluating the ongoing performance of the Company’s business as it excludes the significant non-cash impact of depreciation and amortization as well as items not indicative of ongoing operating activities. Total operating costs include depreciation, amortization, severance and multiemployer pension plan withdrawal costs. Total operating costs excluding these items provide investors with helpful supplemental information on the Company’s underlying operating costs that is used by management in its financial and operational decision-making.
Management considers special items, which may include impairment charges, pension settlement charges and other items that arise from time to time, to be outside the ordinary course of our operations. Management believes that excluding these items provides a better understanding of the underlying trends in the Company’s operating performance and allows more accurate comparisons of the Company’s operating results to historical performance. In addition, management excludes severance costs, which may fluctuate significantly from quarter to quarter, because it believes these costs do not necessarily reflect expected future operating costs and do not contribute to a meaningful comparison of the Company’s operating results to historical performance.
Non-operating retirement costs include (i) interest cost, expected return on plan assets, amortization of actuarial gains and loss components and amortization of prior service credits of single-employer pension expense, (ii) interest cost, amortization of actuarial gains and loss components and amortization of prior service credits of retirement medical expense and (iii) all multiemployer pension plan withdrawal costs. These non-operating retirement costs are primarily tied to financial market performance including changes in market interest rates and investment performance. Management considers non-operating retirement costs to be outside the performance of the business and believes that presenting adjusted diluted earnings per share from continuing operations excluding non-operating retirement costs and presenting adjusted operating results excluding multiemployer pension plan withdrawal costs, in addition to the Company’s GAAP diluted earnings per share from continuing operations and GAAP operating results, provide increased transparency and a better understanding of the underlying trends in the Company’s operating business performance.
Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are set out in the tables below.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION
(Dollars in thousands, except per share data)

Reconciliation of diluted earnings per share from continuing operations excluding severance, non-operating retirement costs and special items (or adjusted diluted earnings per share from continuing operations)

	Fourth Quarter			Twelve Months
	2021	2020	% Change	2021	2020	% Change
Diluted earnings per share from continuing operations	$0.41	$0.06	*	$1.31	$0.60	*
Add:
Severance	—	—	—	0.01	0.04	(75.0%)
Non-operating retirement costs:
Multiemployer pension plan withdrawal costs	0.01	0.01	—	0.03	0.03	—
Other components of net periodic benefit costs	0.02	0.01	*	0.06	0.05	20.0%
Special items:
Gain from non-marketable equity security	—	—	—	(0.16)	(0.06)	*
Lease termination charge	—	—	—	0.02	—	*
Gain from joint venture, net of noncontrolling interest	—	(0.03)	*	—	(0.03)	*
Pension settlement charge	—	0.48	*	—	0.48	*
Income tax expense of adjustments	(0.01)	(0.13)	*	0.01	(0.14)	*
Adjusted diluted earnings per share from continuing operations(1)	$0.43	$0.40	7.5%	$1.28	$0.97	32.0%

(1) Amounts may not add due to rounding.
* Represents a change equal to or in excess of 100% or not meaningful.

Reconciliation of operating profit before depreciation and amortization, severance, multiemployer pension plan withdrawal costs and special items (or adjusted operating profit)

	Fourth Quarter
	2021	2020	2021 vs 2020 % Change	2019	2021 vs 2019 % Change
Operating profit	$94,115	$80,534	16.9%	$77,965	20.7%
Add:
Depreciation and amortization	13,973	15,768	(11.4)%	15,113	(7.5)%
Severance	—	—	—	1,538	*
Multiemployer pension plan withdrawal costs	1,248	1,351	(7.6)%	1,729	(27.8)%
Adjusted operating profit	$109,336	$97,653	12.0%	$96,345	13.5%
Revenue	$594,232	$509,358	16.7%	$508,363	16.9%
Adjusted operating profit margin	18.4%	19.2%	(80) bps	19.0%	(60) bps

* Represents a change equal to or in excess of 100% or not meaningful.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION
(Dollars in thousands, except per share data)

Reconciliation of operating costs before depreciation and amortization, severance and multiemployer pension plan withdrawal costs (or adjusted operating costs)

	Fourth Quarter
	2021	2020	2021 vs 2020 % Change	2019	2021 vs 2019 % Change
Operating costs	$500,117	$428,824	16.6%	$430,398	16.2%
Less:
Depreciation and amortization	13,973	15,768	(11.4)%	15,113	(7.5)%
Severance	—	—	—	1,538	*
Multiemployer pension plan withdrawal costs	1,248	1,351	(7.6)%	1,729	(27.8)%
Adjusted operating costs	$484,896	$411,705	17.8%	$412,018	17.7%

* Represents a change equal to or in excess of 100% or not meaningful.

Reconciliation of operating profit before depreciation and amortization, severance, multiemployer pension plan withdrawal costs and special items (or adjusted operating profit)

	Twelve Months
	2021	2020	2021 vs 2020 % Change	2019	2021 vs 2019 % Change
Operating profit	$268,034	$176,256	52.1%	$175,582	52.7%
Add:
Depreciation and amortization	57,502	62,136	(7.5)%	60,661	(5.2)%
Severance	882	6,675	(86.8)%	3,979	(77.8)%
Multiemployer pension plan withdrawal costs	5,150	5,550	(7.2)%	6,183	(16.7)%
Special items:
Lease termination charge	3,831	—	*	—	*
Restructuring charge	—	—	—	4,008	*
Gain from pension liability adjustment	—	—	—	(2,045)	*
Adjusted operating profit	$335,399	$250,617	33.8%	$248,368	35.0%
Revenue	$2,074,877	$1,783,639	16.3%	$1,812,184	14.5%
Adjusted operating profit margin	16.2%	14.1%	210 bps	13.7%	250 bps

* Represents a change equal to or in excess of 100% or not meaningful.

Reconciliation of operating costs before depreciation and amortization, severance and multiemployer pension plan withdrawal costs (or adjusted operating costs)

	Twelve Months
	2021	2020	2021 vs 2020 % Change	2019	2021 vs 2019 % Change
Operating costs	$1,803,012	$1,607,383	12.2%	$1,634,639	10.3%
Less:
Depreciation and amortization	57,502	62,136	(7.5)%	60,661	(5.2)%
Severance	882	6,675	(86.8)%	3,979	(77.8)%
Multiemployer pension plan withdrawal costs	5,150	5,550	(7.2)%	6,183	(16.7)%
Adjusted operating costs	$1,739,478	$1,533,022	13.5%	$1,563,816	11.2%